UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4-6 Rue Jean-François Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +41.22.816.1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Weatherford International Ltd. ("Weatherford") has closed the previously announced sale of its 38.5% equity interest in Borets International Limited for $400 million. The first tranche of sale proceeds were received today in the amount of $325 million and will be used to pay down Weatherford's existing indebtedness. The remaining cash proceeds of approximately $45 million (net of intercompany transaction balances) are expected within the next 30 days. Weatherford also received a three-year $30 million promissory note. Weatherford expects to record a gain of approximately $25 million on the sale during the fourth quarter of 2013.

The information contained in this Item 7.01 is deemed to be "furnished" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.  Additionally, statements in this report that are not historical statements, including statements regarding the transaction described herein are forward-looking statements within the meaning of the federal securities law and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control. These include, but are not limited to: the timing of receipt of the remaining cash consideration and Weatherford's expected gain from the sale.  Except as required by law, we do not intend to update these forward-looking statements and information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.

Date: October 7, 2013
/s/ Alejandro Cestero
Alejandro Cestero
Vice President, Co-General Counsel and Corporate Secretary